                                                                    Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT
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

NAME OF                  STATE OF                  NAME UNDER WHICH
SUBSIDIARY             INCORPORATION              SUBSIDIARY OPERATES
----------             -------------              -------------------
GW Services, Inc.      California                  GW Services Inc.,
                                                   except for the state of
                                                   Texas where DBA is Bottle
                                                   Water Vending, Inc. and the
                                                   State of Arizona where DBA is
                                                   Glacier Water, Inc.

Glacier Water Trust I    Delaware                  Glacier Water Trust I
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